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                           CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                        PIONEER COMMERCIAL FUNDING CORP.


                Under Section 805 of the Business Corporation Law
                            of the State of New York

            Pursuant to the provisions of Section 805 of the Business Corporation Law of the State of New York, the undersigned Elie Housman and Glenda Klein, the President and Secretary, respectively, of Pioneer Commercial Funding Corp. (the "Corporation"), hereby certify that:

            1. The name of the Corporation is Pioneer Commercial Funding Corp.

            2. The Certificate of Incorporation of the Corporation was filed by the Secretary of State of the State of New York on March 8, 1994.

            3. The Certificate of Incorporation, as heretofore amended, is further amended in accordance with Section 805(b)(11) to (a) change the 1,089,000 issued common shares, par value $.01 per share (the "Common Shares") to 825,000 issued Common Shares, at the rate of one for 825/1,089ths; and (b) change the 3,911,000 unissued Common Shares to 4,175,000 Common Shares at the rate of one for 4,175/3,911ths.

            4. Paragraph FOURTH a) of the Certificate of Incorporation relating to the total authorized shares of capital stock which the Corporation is authorized to issue after the foregoing amendments shall remain unchanged, as follows:

        "FOURTH a) The corporation shall be authorized to issue the following shares:



                    Class       Number of Shares      Par Value
                    -----       ----------------      ---------

                   COMMON           5,000,000            $.01"



            5. The foregoing amendment of the Certificate of Incorporation herein certified was authorized by vote of the Board of Directors, and was thereafter duly adopted by vote of a majority of the shares of Common Stock cast in favor thereof at an annual meeting of the shareholders held on April 24, 1996 at which a quorum was present and acting throughout.

            6. The changes in the capitalization of the Corporation made pursuant hereto shall result in a decrease of stated capital from $10,890 to $8,250.

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               IN WITNESS  WHEREOF,  this  Certificate  has been subscribed this
30th day of May, 1996 by Elie Housman and Glenda Klein, the President and Secretary, respectively, of the Corporation, who affirm that the statements made herein are true under the penalties of perjury.


                                            PIONEER COMMERCIAL FUNDING CORP.



                                            By:_________________________________
                                                  Elie Housman, President



                                            By:_________________________________
                                                  Glenda Klein, Secretary





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